Exhibit 10.3

SECOND AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER

THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER (this “Second Amendment and Limited Waiver”), dated as of July 17, 2017, is entered into by and among INVENTURE FOODS, INC., a Delaware corporation (the “Parent Borrower”), the Subsidiaries of the Parent Borrower identified on the signature pages hereof (such Subsidiaries, together with the Parent Borrower, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as “Borrowers”), the lenders identified on the signature pages hereof (such lenders, and the other lenders party to the below-defined Credit Agreement, together with their respective successors and permitted assigns, each individually, a “Lender”, and collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”), and in light of the following:

W I T N E S S E T H

WHEREAS, Borrowers, Lenders, Agent, and Wells Fargo, as the sole book runner and as the sole arranger, are parties to that certain Credit Agreement, dated as of November 18, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrowers have informed Agent that an Event of Default identified on Schedule A hereto has occurred and is continuing which constitutes an Event of Default under the Credit Agreement (the “Designated Event of Default”);

WHEREAS, the Borrowers, Lenders, and the Agent are parties to that certain Limited Waiver, dated as of March 30, 2017, whereby the Agent and the Lenders agreed to waive the Designated Event of Default until May 15, 2017 (the “Original Deadline”);

WHEREAS, the Borrowers, Lenders, and the Agent are parties to that certain First Amendment and Limited Waiver, dated as of May 15, 2017, whereby the Agent and the Lenders agreed to waive the Designated Event of Default until July 17, 2017 (the “Audit Deadline”)

WHEREAS, the Borrowers have requested that the Agent and the Required Lenders extend the Original Deadline until the date that is the earlier of (a) the occurrence and continuation of a Default or Event of Default other than the Designated Event of Default and (b) July 24, 2017 (the “Extended Audit Deadline”) and continue to provide a limited waiver of the Designated Event of Default;

WHEREAS, Agent and the Lenders are willing to extend the Audit Deadline to the Extended Audit Deadline provided that certain provisions of the Credit Agreement are amended, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Defined Terms.  All initially capitalized terms used herein (including the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement (including Schedule 1.1 thereto).

2.                                      Amendments to Credit Agreement. Subject to the satisfaction (or waiver in writing by Agent) of the conditions precedent set forth in Section 5 hereof, the Credit Agreement shall be amended as follows:

(a)                                 Section 2.1(d) of the Credit Agreement is hereby deleted in its entirety.

(b)                                 Section 2.10(c) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

“(c)                            Field Examination and Other Fees.  Borrowers shall pay to Agent field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of any Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess any Borrower’s or its Subsidiaries’ business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than three (3) field examinations during any calendar year and more than one (1) appraisal of each type of Collateral during any calendar year.”

(c)                                  Section 2.10 of the Credit Agreement is hereby amended by adding the following new subclause (d) to the end of such Section:

“(d)                           Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Second Amendment, the Second Amendment Fee as set forth in the Second Amendment or as otherwise set forth herein.”

(d)                                 Section 2.11(a) of the Credit Agreement is hereby amended by amending and restating the first sentence in such Section in its entirety as follows:

“Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Second Amendment Effective Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrowers.  For the avoidance of doubt, from and after the Second Amendment Effective Date, the Issuing Bank shall not issue any Letter of Credit for the account of the Borrowers.”

(e)                                  Section 2.11(b)(i) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

“(i)                               the Letter of Credit Usage would exceed $0, or”

(f)                                   Section 2.12(a) of the Credit Agreement is hereby amended by amending and restating the first sentence in such Section in its entirety as follows:

“Borrowers may, at any time prior to the Second Amendment Effective Date, so long as Parent Borrower has not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Parent Borrower), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least 1 Business Day prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  From and after the Second Amendment Effective Date, the Borrowers may not elect the LIBOR Option.”

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(g)                                  Schedule C-1 of the Credit Agreement is hereby amended by replacing such Schedule in its entirety with Schedule C-1 attached hereto.

(h)                                 Schedule 1.1 of the Credit Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Second Amendment” means that certain Second Amendment to Credit Agreement and Limited Waiver, dated as of the Second Amendment Effective Date, by and among the Borrowers, Lenders, and Agent.

“Second Amendment Effective Date” means July 17, 2017.”

“Second Amendment Fee” has the meaning specified therefor in Section 2.10(d).

(i)                                     Schedule 1.1 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety: “Audit Deadline”, “Peak-Season”, “Peak-Season Borrowing Base”, “Off-Season”, and “Off-Season Borrowing Base”.

(j)                                    Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the below definitions in their entirety as follows:

““Borrowing Base” means the result of:

(a)                                 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)                                 the lowest of

(i)                                     $25,000,000, and

(ii)                                  the lesser of (A) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Finished Goods Inventory, Eligible Raw Material Inventory and Eligible By-Products Inventory, in each case, at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent appraisal of Inventory and Designated Goods ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Finished Goods Inventory, Eligible Raw Material Inventory and Eligible By-Products Inventory (such determination may be made as to different categories of Eligible Finished Goods Inventory, Eligible Raw Material Inventory and Eligible By-Products Inventory) based upon the Net Recovery Percentage applicable to such categories) at such time, minus

(c)                                  the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

Notwithstanding anything to the contrary, the Borrowing Base component of Availability shall exclude Eligible By-Products Inventory in excess of $2,000,000.

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“Maturity Date” means November 17, 2020.

“Maximum Revolver Amount” means (a) prior to the Second Amendment Effective Date, $49,000,000, (b) for the period beginning on the Second Amendment Effective Date and continuing until  August 1, 2017, $40,000,000, and (c) at any time after August 1, 2017, $35,000,000; provided that all such amounts shall be decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c) of the Agreement.”

(k)                                 Schedule 1.1 of the Credit Agreement is hereby amended by adding the following sentence immediately following the last sentence in the definition of “Applicable Margin”:

“Anything herein to the contrary notwithstanding, at all times from and after the Second Amendment Effective Date, the Applicable Margin shall be set at the margin specified in the row styled Level III above.”

(l)                                     Schedule 1.1 of the Credit Agreement is hereby amended by adding the following sentence immediately following the last sentence in the definition of “Applicable Unused Line Fee Percentage”:

“Anything herein to the contrary notwithstanding, at all times from and after the Second Amendment Effective Date, the Applicable Unused Line Fee Percentage shall set at the Applicable Unused Line Fee Percentage specified in the row styled Level II above.”

(m)                             Schedule 5.2 of the Credit Agreement is hereby amended by deleting such Schedule in its entirety and replacing it with Schedule 5.2 attached hereto.

3.                                      Waiver of Designated Event of Default.  Notwithstanding the provisions of the Credit Agreement to the contrary, subject to the satisfaction of the conditions precedent in Section 5 hereof, the Agent and the Lenders hereby agree to waive the Designated Event of Default until the Extended Audit Deadline.  On the date constituting the Extended Audit Deadline, the Designated Event of Default will be reinstated as if the waiver set forth above had never been provided and failure of the Parent Borrower to be in compliance on such date with the No Qualification Requirement (as defined on Schedule A) shall constitute an immediate Event of Default.

4.                                      Effectiveness of Second Amendment and Limited Waiver.  This Second Amendment and Limited Waiver shall be effective only to the extent specially set forth herein and shall not (a) be construed as a waiver of any breach, Default or Event of Default other than as specifically waived herein nor as a waiver of any breach, Default or Event of Default of which the Agent and the Lenders have not been informed by the Borrowers, (b) affect the right of the Agent and the Lenders to demand compliance by the Borrowers with all terms and conditions of the Loan Documents, except as specifically modified or waived by this Second Amendment and Limited Waiver, (c) be deemed a waiver of any transaction or future action on the part of the Borrowers requiring the Agent’s or the Lenders’ consent or approval under the Loan Documents, or (d)  except as waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, the Agent’s or any Lenders’ exercise of any rights or remedies under the Credit Agreement or any other Loan Document, whether arising as a consequence of any Default or Event of Default (other than the Designated Event of Default) which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.  Except as expressly provided herein, Agent and each Lender hereby reserves and preserves all of its rights and remedies against the Borrowers and any Guarantor under the Credit Agreement and the other Loan Documents, at law (including under the Code), in equity, or otherwise including, without limitation, the right to declare all Obligations immediately due and payable pursuant to Section 9.1 of the Credit Agreement.

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5.                                      Conditions Precedent to Second Amendment and Limited Waiver.  The satisfaction (or waiver in writing by Agent) of each of the following shall constitute conditions precedent to the effectiveness of the Second Amendment and Limited Waiver (such date being the “Second Amendment Effective Date”):

(a)                                 The Second Amendment Effective Date shall occur on or prior to July 17, 2017.

(b)                                 Agent shall have received this Second Amendment and Limited Waiver, duly executed by the parties hereto, and the same shall be in full force and effect.

(c)                                  Agent shall have received an amendment and limited waiver duly executed by each of the Loan Parties, the Required Lenders (as defined in the Term Loan Credit Agreement) and the Term Loan Agent in substantially the form attached as Exhibit A hereto (the “Term Loan Amendment and Waiver”).

(d)                                 The Term Loan Agent and the Lenders (as defined in the Term Loan Credit Agreement) shall have consented to the terms of this Second Amendment and Limited Waiver.

(e)                                  Borrowers shall pay concurrently with the closing of the transactions evidenced by this Second Amendment and Limited Waiver all fees, costs, expenses, and taxes then payable pursuant to the Credit Agreement and Section 8 hereof.

(f)                                   Agent shall have received, in immediately available funds, the portion of the Second Amendment Fee referred to in Section 9 hereof due and payable on the Second Amendment Effective Date.

(g)                                  Borrowers shall not have paid, nor shall they have agreed to pay, to Term Loan Agent or any Lender (as defined in the Term Loan Credit Agreement) any fees or expenses in connection with Term Loan Amendment and Waiver, other than reasonable, out-of-pocket fees of legal counsel to Term Loan Agent.

(h)                                 All other documents and legal matters in connection with the transactions contemplated by this Amendment and Limited Waver shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

6.                                      Conditions Subsequent.

(a)                                 Borrowers shall cooperate with Agent to provide Agent with updated reporting relative to Food Product Payables and other priority payables on or prior to July 24, 2017, including detail with respect to each payable sufficient, in Agent’s discretion, to enable Agent to evaluate the risk of state and federal priming liens or trusts associated with such payables.

(b)                                 Borrowers shall pay each portion of the Second Amendment Fee on the date due and payable pursuant to the terms of Section 9 hereof.

The failure to comply with the covenants set forth in this Section 6 on or before the dates specified herein shall constitute an immediate Event of Default.

7.                                      Representations and Warranties. Each Borrower hereby represents and warrants to Agent and each other member of the Lender Group as follows:

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(a)                                 It (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Second Amendment and Limited Waiver and the other Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

(b)                                 The execution, delivery, and performance by it of this Second Amendment and Limited Waiver and the performance by it of the Loan Documents to which it is or will be a party (i) have been duly authorized by all necessary action, (ii) do not and will not (A) violate the Governing Documents of any Loan Party or its Subsidiaries, (B) violate any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries or violate any provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, which violation could individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (C) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (D) result in or require the creation or imposition of any Lien or any nature whatsoever upon nay assets of any Loan Party, other than Permitted Liens, or require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

(c)                                  The execution, delivery, and performance of this Second Amendment and Limited Waiver does not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (a) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the date hereof and (b) registrations, consents, approvals, notices, or other actions (i) that have been obtained and that are still in force and effect or (ii) the failure of which to be obtained or made could not reasonably be expected to have a Material Adverse Effect.

(d)                                 This Second Amendment and Limited Waiver is, and each other Loan Document to which it is or will be a party, when executed and delivered by each Person that is a party thereto, will be the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

(e)                                  No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against any Borrower, Agent, any member of the Lender Group, or any Bank Product Provider.

(f)                                   No Default or Event of Default has occurred and is continuing as of the date of the effectiveness of this Second Amendment and Limited Waiver, and no condition exists which constitutes a Default or an Event of Default.

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(g)                                  The representations and warranties set forth in this Second Amendment and Limited Waiver, the Credit Agreement, and the other Loan Documents to which it is a party are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall continue to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

(h)                                 This Second Amendment and Limited Waiver has been entered into without force or duress, of the free will of each Borrower, and the decision of each Borrower to enter into this Second Amendment and Limited Waiver is a fully informed decision and such Person is aware of all legal and other ramifications of each decision.

(i)                                     It has read and understands this Second Amendment and Limited Waiver, has consulted with and been represented by independent legal counsel of its own choosing in negotiations for and the preparation of this Second Amendment and Limited Waiver, has read this Second Amendment and Limited Waiver in full and final form, and has been advised by its counsel of its rights and obligations hereunder.

(j)                                    As of the Second Amendment Effective Date, no Loan Party has paid to Term Loan Agent or any Lender (as defined under the Term Loan Credit Agreement), or agreed to pay, any fees and expenses in connection with the Term Loan Amendment and Waiver (or any incremental term loans in connection with the Term Loan Credit Agreement) other than the reasonable, out-of-pocket fees and expenses of legal counsel to Term Loan Agent.

8.                                      Payment of Costs and Fees.  Borrowers shall pay to Agent and each Lender all Lender Group Expenses (including, without limitation, the reasonable fees and expenses of any attorneys retained by Agent or any Lender) in connection with the preparation, negotiation, execution and delivery of this Second Amendment and Limited Waiver and any documents and instruments relating hereto.

9.                                      Second Amendment Fee.  Borrowers shall pay to Agent an amendment fee in the amount of $105,000 (“Second Amendment Fee”) in immediately available funds, which Second Amendment Fee is fully earned as of the Second Amendment Effective Date and shall be retained by Agent (solely for its account and for the account of its Affiliates that are Lenders, but not for the account of any other Lender) which Second Amendment Fee shall be due and payable as follows: (i) a portion of the Second Amendment Fee in the amount of $50,000 shall be due and payable on the Second Amendment Effective Date, (ii) a portion of the Second Amendment Fee in the amount of $15,000 shall be due and payable on July 31, 2017 if the Obligations are not paid in full on or prior to such date, (iii) a portion of the Second Amendment Fee in the amount of $15,000 shall be due and payable on August 15, 2017 if the Obligations are not paid in full on or prior to such date, and (iv) a portion of the Second Amendment Fee in the amount of $25,000 shall be due and payable on August 31, 2017 if the Obligations are not paid in full on or prior to such date.  For the avoidance of doubt, the Second Amendment Fee shall be reduced by: (i) $55,000 if the Obligations are paid in full on or prior to July 31, 2017, (ii) $40,000 if the Obligations are paid in full after July 31, 2017, but on or prior to August 15, 2017, and (iii) $25,000 if the Obligations are paid in full after August 15, 2017 but on or prior to August 31, 2017.

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10.                               Release.

(a)                                 Effective on the date hereof, each Borrower, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges Agent and each Lender, each of their respective Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom any member of the Lenders would be liable if such persons or entities were found to be liable to such Borrower (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character,  whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforeseen, past or present, liquidated or unliquidated, suspected or unsuspected, which such Borrower ever had from the beginning of the world, now has, or might hereafter have against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in this Second Amendment and Limited Waiver.  As to each and every Claim released hereunder, each Borrower hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

As to each and every Claim released hereunder, each Borrower also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of California), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

Each Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.  Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b)                                 Each Borrower, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to the above release.  Each Borrower further agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Agent’s Lien on any item of Collateral under the Credit Agreement or the other Loan Documents.  If any Borrower, or any of their respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Releasee as a result of such violation.

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11.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.  THIS SECOND AMENDMENT AND LIMITED WAIVER SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE PROVISION SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

12.                               Amendments.   This Second Amendment and Limited Waiver cannot be altered, amended, changed or modified in any respect except in accordance with Section 14.1 of the Credit Agreement.

13.                               Counterpart Execution.  This Second Amendment and Limited Waiver may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Second Amendment and Limited Waiver.  Delivery of an executed counterpart of this Second Amendment and Limited Waiver by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Second Amendment and Limited Waiver.  Any party delivering an executed counterpart of this Second Amendment and Limited Waiver by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Second Amendment and Limited Waiver, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Second Amendment and Limited Waiver.

14.                               Effect on Loan Documents.

(a)                                 The Credit Agreement and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects.  The execution, delivery, and performance of this Second Amendment and Limited Waiver shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document.  The Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect.  The waivers, consents and modifications set forth herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse any future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default (other than the Designated Event of Default), shall not operate as a consent to any further waiver, consent or amendment or other matter under the Loan Documents, and shall not be construed as an indication that any future waiver or amendment of covenants or any other provision of the Credit Agreement will be agreed to, it being understood that the granting or denying of any waiver or amendment which may hereafter be requested by Borrowers remains in the sole and absolute discretion of Agent and Lenders.  To the extent that any terms or provisions of this Second Amendment and Limited Waiver conflict with those of the Credit Agreement or the other Loan Documents, the terms and provisions of this Second Amendment and Limited Waiver shall control.

(b)                                 Upon and after the effectiveness of this Second Amendment and Limited Waiver, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

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(c)                                  To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement, after giving effect to this Second Amendment and Limited Waiver, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d)                                 This Second Amendment and Limited Waiver is a Loan Document.

(e)                                  Unless the context of this Second Amendment and Limited Waiver clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Second Amendment and Limited Waiver refer to this Second Amendment and Limited Waiver as a whole and not to any particular provision of this Second Amendment and Limited Waiver.  Section, subsection, clause, schedule, and exhibit references herein are to this Second Amendment and Limited Waiver unless otherwise specified.  Any reference in this Second Amendment and Limited Waiver to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  Any reference herein to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder, under the Credit Agreement, or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

15.                               Entire Agreement.  This Second Amendment and Limited Waiver, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

10

16.                               Integration.  This Second Amendment and Limited Waiver, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

17.                               Reaffirmation of Obligations.  Each Borrower hereby (a) acknowledges and reaffirms its obligations owing to Agent, each member of the Lender Group, and the Bank Product Providers under each Loan Document to which it is a party, and (b) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect.  Each Borrower hereby (i) further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Guaranty and Security Agreement or any other Loan Document to Agent, on behalf and for the benefit of each member of the Lender Group and each Bank Product Provider, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and (ii) acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof (including, without limitation, from after giving effect to this Second Amendment and Limited Waiver).

18.                               Ratification.  Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof and as modified hereby.

19.                               Severability.  In case any provision in this Second Amendment and Limited Waiver shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Second Amendment and Limited Waiver and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages follow]

11

IN WITNESS WHEREOF, the parties have entered into this Second Amendment and Limited Waiver as of the date first above written.

“Borrowers”

INVENTURE FOODS, INC., a Delaware Corporation

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Title:	CFO

RADER FARMS, INC., a Delaware corporation

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Title:	CFO

INVENTURE—GA f/k/a FRESH FROZEN FOODS, INC., a Delaware corporation

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Title:	CFO

WILLIAMETTE VALLEY FRUIT COMPANY, a Delaware corporation

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Title:	CFO

POORE BROTHERS-BLUFFTON, LLC, a Delaware limited liability company

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Title:	CFO

BOULDER NATURAL FOODS, INC., an Arizona corporation

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Title:	CFO

[SIGNATURE PAGE TO SECOND AMENDMENT AND LIMITED WAIVER]

TEJAS PB DISTRIBUTING, INC., an Arizona corporation

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Title:	CFO

LA COMETA PROPERTIES, INC., an Arizona corporation

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Title:	CFO

BN FOODS, INC., a Colorado corporation

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Title:	CFO

[SIGNATURE PAGE TO SECOND AMENDMENT AND LIMITED WAIVER]

“Agent” and “Lender”

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Joe Primack
Name:	Joe Primack
Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT AND LIMITED WAIVER]

SCHEDULE A

DESIGNATED EVENT OF DEFAULT

Default under Section 8.2 — Parent Borrower has informed the Agent and the Lenders that (i) the audited financial statements of Parent Borrower and its Subsidiaries for the fiscal year ended December 31, 2016 will be certified by the Parent Borrower’s auditor with a “going concern” qualification as a result of a prospective financial covenant default under the Term Loan Credit Agreement and (ii) the Parent Borrower and the other Loan Parties will not be able to comply with the no “going concern” covenant contained in Schedule 5.1(j) of Section 5.1 (the “No Qualification Requirement”) of the Credit Agreement for the fiscal year ended December 31, 2016 solely because of the certification delivered by Parent Borrower’s auditor with respect to Parent Borrower’s financial statements for the fiscal year ended December 31, 2016 containing a “going concern” qualification solely as a result of a prospective financial covenant default under the Term Loan Credit Agreement.

Schedule C-1

Commitments Prior to the Second Amendment Effective Date

Lender	Revolver Commitment
Wells Fargo Bank, National Association	$49,000,000

All Lenders	$49,000,000

Commitments From and After the Second Amendment Effective Date through August 1, 2017

Lender	Revolver Commitment
Wells Fargo Bank, National Association	$40,000,000

All Lenders	$40,000,000

Commitments From and After August 1, 2017

Lender	Revolver Commitment
Wells Fargo Bank, National Association	$35,000,000

All Lenders	$35,000,000

Schedule 5.1

Financial Statements, Reports, Certificates

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent Borrower’s fiscal quarters) after the end of each month during each of Borrower’s fiscal years,

(a)                       an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow and statement of shareholder’s equity covering Parent Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management,

(b)                       a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable,

(c)                        a calculation of the Fixed Charge Coverage Ratio that is required to be delivered under the Agreement, and

(d)                       any compliance certificate delivered under the Term Loan Credit Agreement.

as soon as available, but in any event within 45 days after the end of each quarter during each of Borrower’s fiscal years,

(e)                        an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow and statement of shareholder’s equity covering Parent Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, prepared in accordance with GAAP as well as on an internally-determined “mark to market” basis, together with a corresponding discussion and analysis of results from management,

(f)                         a certification of compliance with all applicable United States Department of Agriculture and the Food and Drug Administration rules and policies and rules and policies of any other Governmental Authority relating to Food Security Laws, including, if requested by Agent, a third-party expert certification audit or Food and Drug Administration inspection of the Loan Parties quality system.

as soon as available, but in any event within 90 days after the end of each of Parent Borrower’s fiscal years,

(g)                        consolidated and consolidating financial statements of Parent Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with Article 7 of the Agreement (other than any qualification or exception attributable solely to the occurrence of the stated maturity of any Revolving Loans within 12 months after the date of such opinion)), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management), as well as on an internally-determined “mark-to-market” basis,

(h)                       a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable,

(i)                           a calculation of the Fixed Charge Coverage Ratio that is required to be delivered under the Agreement, and

(j)                          any compliance certificate delivered under the Term Loan Credit Agreement.

as soon as available, but in any event within 15 days after the start of each of Parent Borrower’s fiscal years,

(k)                       copies of Parent Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, certified by the chief financial officer of Parent Borrower as being such officer’s good faith estimate of the financial performance of Parent Borrower during the period covered thereby.

if and when filed by Parent Borrower,

(l)                           Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports (if any when requested by Agent),

(m)                   any other filings made by Parent Borrower with the SEC, and

(n)                       any other information that is provided by Parent Borrower to its shareholders generally.

promptly, but in any event within 5 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(o) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Parent Borrower or any of its Subsidiaries,

(p)                       notice of all actions, suits, or proceedings brought by or against Parent Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the request of	(t) any other information reasonably requested relating to the financial

Agent,	condition of Parent Borrower or its Subsidiaries.
as and when required by the Term Loan Credit Agreement,	(u) any other information required to be delivered to the Term Loan Agent pursuant to Section 5.1 of the Term Loan Credit Agreement.

Schedule 5.2

Collateral Reporting

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Weekly prior to July 24, 2017 (no later than the Wednesday of the following week)

(a)                          an executed Summary Borrowing Base Certificate,

(b)                          a detailed aging, by total, of each Borrowers’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format),

(c)                           Inventory system/perpetual reports specifying the cost and the wholesale market value of each Borrowers’ inventory, raw materials and farm products, by category, with additional detail showing additions to and deletions therefrom, together with a reconciliation to Borrowers’ general ledger (delivered electronically in an acceptable format).

On July 24, 2017

(d)                          an executed Borrowing Base Certificate,

(e)                           a detailed aging, by total, of each Borrowers’ Accounts together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically to ERS in an acceptable format) (such report shall include the week beginning July 17, 2017),

(f)                            Inventory system/perpetual reports specifying the total cost and the total wholesale market value of each Borrowers’ inventory, raw materials and farm products, and location of such inventory; by category, and detailing ineligibles, and with additional detail showing additions to and deletions therefrom, together with a reconciliation to Borrowers’ general ledger (delivered electronically in an acceptable format) (such report shall be for the month ended July 1, 2017).

(g)                           a detailed calculation of inventory, raw materials and farm products categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting  (such report shall be for the month ended July 1, 2017),

(h)                          notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower’s Accounts,

(i)                              any Food Products Notices received by any Loan Party or their respective Subsidiaries,

Weekly after July 24, 2017 (no later than the Wednesday of each week)

(j)                             an executed Borrowing Base Certificate,

(k)                          a detailed aging, by total, of each Borrowers’ Accounts together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format) (such report shall include information for the immediately preceding week),

(l)                              Inventory system/perpetual reports specifying the total cost and the total wholesale market value of each Borrowers’ inventory, raw materials and farm products, and location of such inventory; by category, with additional detail showing additions to and deletions therefrom, together with a reconciliation to Borrowers’ general ledger (delivered electronically in an acceptable format) (such report shall include the most recently available month-end inventory reporting).

(m)                      notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower’s Accounts,

(n)                          any Food Products Notices received by any Loan Party or their respective Subsidiaries,

Monthly (no later than the 15th day of each month)

(o)                          notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower’s Accounts,

(p)                          Inventory system/perpetual reports specifying the cost and the wholesale market value of each Borrowers’ inventory, raw materials and farm products, by category, with additional detail showing additions to and deletions therefrom, together with a reconciliation to Borrowers’ general ledger (delivered electronically in an acceptable format);

(q)                          a detailed calculation of inventory, raw materials and farm products categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(r)                             royalty reserve report for related royalties paid,

(s)                            a summary aging, by vendor, of each Loan Party’s accounts payable and any book overdraft (delivered electronically in an acceptable format) and an aging, by vendor, of any held checks, and a detailed accrued liabilities report identifying any Food Products Payables per general ledger accounts 200216(1), 200217 and 200218, and any other (x) related report necessary to calculate Foods Products Payables and (y) accounts payable listing of Food Products Payables,

(t)                             a detailed report regarding each Loan Party’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash,

(u)                          a detailed general ledger trial balance account numbers 240300 (accrued advertising and promotions), 240310 (accrued slotting), 240352 (accrued customer

(1)  All numerical general ledger account references are to the Loan Parties’ general ledger account number(s) as reflected in the Loan Parties’ general ledger trial balance.  To the extent from and after the date of the Agreement, there is a change in the general ledger account number, reporting shall be deemed for such changed/substituted account number for the same category of account as reflected in this Schedule 5.2.

discounts) and 240400 (accrued FSI coupons),

(v)                          a report that provides detail to: excess inventory, raw materials and farm products greater than a 12 months’ supply (including the supporting calculations), expired inventory, raw materials and farm products (inventory, raw materials and farm products within 90 days of expiration date), and inventory, raw materials and farm products on hold (by January 15th for the December 2015 Borrowing Base, or such date as Agent may agree),

(w)                        a detailed report including short pay general ledger account 120025 or other related general ledger entries,

(x)                          a detailed report including unapplied cash under general ledger account 100170 or other related general ledger entries, and

(y)                          a detailed report sufficient, in Agent’s discretion, to enable Agent to evaluate the risk of state and federal priming liens or trusts associated with Food Product Payables and other priority payables.

No later than 30 days after the end of each month and each year, respectively

(z)                           a reconciliation of Accounts, accounts payable, and inventory, raw materials and farm products of Borrowers’ general ledger to its monthly financial statements including any book reserves related to each category.

Quarterly (no later than the last day of the month following the end of each fiscal quarter)

(aa)                   a report regarding Parent Borrower’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes, and

(bb)                   updated information (including bring down search results and intellectual property searches) in respect of previously delivered Perfection Certificate,

No later than 90 days after the end of each fiscal year	(cc) a detailed list of each Loan Party’s and its Subsidiaries’ customers, with address and contact information. (dd) a Perfection Certificate or a supplement to the Perfection Certificate.
Upon receipt thereof by any Loan Party or any of its Subsidiaries

(ee)                     Food Products Notices, including in respect of Food Products Payables, and

(ff)                       notices (including any notice of inspection and notice of action) from the U.S. Department of Agriculture, the FDA, or any other Governmental Authority relating to compliance or non-compliance with Food Laws.

Upon request by Agent

(gg)                     copies of purchase orders and invoices for inventory, raw materials and farm products acquired by any Loan Party or its Subsidiaries,

(hh)                   copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time, and

(ii)                           such other reports as to the Collateral of any Loan Party and its Subsidiaries,

as Agent may reasonably request including status reports for outstanding Food Products Notices or notices received from the U.S. Department of Agriculture, the U.S. Food and Drug Administration, or any other Governmental Authority relating to compliance or non-compliance with Food Security Laws.

EXHIBIT A

TERM LOAN AGENT’S AMENDMENT AND LIMITED WAIVER